                           SECOND AMENDED AND RESTATED

                                 PROMISSORY NOTE


$12,500,000                                                  Original Issue Date
                                                             December 1, 1999

         FOR VALUE RECEIVED, DUALSTAR TECHNOLOGIES CORPORATION, a Delaware corporation (the "Company"), hereby promises to pay to MADELEINE, L.L.C., a New York limited liability company (the "Holder"), at 450 Park Avenue, 28th Floor, New York, New York 10022 or at such other place as the Holder may in writing designate, the principal sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000) with interest (computed on the basis of a 360 day year and the actual number of days elapsed), from November 8, 2000, at the rate of eleven percent (11%) per annum on the balance of the principal from time to time remaining unpaid, all on the terms and conditions set forth herein (the "Note").

         1. Maturity, Interest and Amortization. Unless accelerated pursuant to the terms of this Note, the unpaid principal balance of this Note together with all unpaid interest accrued thereon shall be due and payable on September 30, 2007 (the "Maturity Date", with the period of time from the date hereof until the Maturity Date being referred to herein as the "Term"). Interest on the Note shall accrue at a rate of eleven percent (11%) per annum and shall be payable quarterly in arrears on each March 15, June 15, September 15, and December 15, in cash. Principal and interest are payable in lawful money of the United States. All payments received by Holder under this Note shall be credited first to any charges or other expenses for which Holder is entitled to payment hereunder, next to accrued but unpaid interest, and third to unpaid principal. The Company shall have the right at any time, on at least thirty (30) days' notice, to prepay any portion of the outstanding principal of this Note without penalty.

         Notwithstanding any contrary provision contained herein, (i) immediately upon any Disposition (as such term is hereinafter defined) by the Company or any of its subsidiaries, the Company shall prepay the unpaid principal balance of this Note together with all unpaid interest accrued thereon in an amount equal to 100% of the Net Cash Proceeds (as such term is hereinafter defined) received by the Company or any of its subsidiaries or affiliates in connection with such Disposition; provided, that the Company shall in any event give the Holder thirty (30) business days written notice prior to the occurrence of any event giving rise to a prepayment obligation under this clause (i); (ii) immediately upon the incurrence by the Company or any of its subsidiaries of any Indebtedness or the issuance or sale by the Company or any of its subsidiaries of any capital stock (other than upon exercise of the Company's Class C Warrants, Class D Warrants or Class E Warrants or other warrants or options outstanding as of the date hereof, or upon the issuance of common stock, par value $.01 per share, of the Company (the "Common Stock"), warrants, options or other securities convertible into Common Stock issued or granted in exchange for, or related to the Company obtaining, access rights to provide telecommunications and related services (including video, voice and data services) to any properties and permitted to be issued under the Securities Purchase Agreement (as hereinafter defined)), the Company shall prepay the unpaid principal balance of this Note together with all unpaid interest accrued thereon in an amount equal to 100% of the Net Cash Proceeds received by the Company or any of its subsidiaries in connection therewith; provided, that the Company shall in any event give the Holder thirty
(30) business days written notice prior to the occurrence of any event giving rise to a prepayment obligation under this clause (ii); provided, further, that any amount of unpaid principal balance together with unpaid interest which is not prepaid by the Company pursuant to clause (i) and/or (ii) shall remain an obligation of the Company on such terms and conditions set forth herein.

         "Disposition" for purposes hereof shall mean any transaction, or series of transactions, pursuant to which the Company or any of its subsidiaries either
(i) sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of inventory in the ordinary course of business on customary business terms or (ii) issues any capital stock of the Company or such subsidiary including issuance of warrants, options or convertible securities convertible into capital stock.

         "Unrestricted Subsidiary" for the purposes hereof shall mean any subsidiary of the Company other than OT, CMA, CA, MA, PC, BMS or IC.

         "Indebtedness" for purposes hereof shall mean indebtedness for borrowed money, but shall not include accounts payable to trade creditors created or assumed in the ordinary course of business in connection with obtaining materials or services or amounts owed to employees of the Company in the ordinary course of business.

         "Market Price" for the purposes hereof shall mean (i) the average closing bid price for the twenty (20) consecutive trading days prior to the measuring date, of the Common Stock as reported by the National Association of Securities Dealers, Inc. Automatic Quotation System or (ii) the average last reported sale price, for the twenty (20) consecutive trading days prior to the measuring date, on the primary exchange on which the Common Stock is traded, if the Common Stock is traded on a national securities exchange.

         "Net Cash Proceeds" for purposes hereof shall mean (i) with respect to any Disposition by the Company or any of its subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of the Company or any of its subsidiaries, in connection therewith after deducting therefrom only (A) the principal amount of any indebtedness secured by any lien on any asset (other than indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than indebtedness under this Note), (B) reasonable expenses related thereto reasonably incurred by the Company or any of its subsidiaries in connection therewith, (C) transfer taxes paid by the Company or any of its subsidiaries in connection therewith and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements and (ii) with respect to the issuance or incurrence of any indebtedness by the Company or any of its subsidiaries, or the sale or issuance by the Company or any of its subsidiaries of any shares of its capital stock, the aggregate amount of cash received (directly or


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


indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of the Company or any of its subsidiaries in connection therewith after deducting therefrom only reasonable brokerage commissions, underwriting fees and discounts, legal fees and similar fees and commissions.

         1A. Use of Proceeds. The Company shall use the principal received pursuant to this Note for working capital and general corporate purposes including lending funds to its wholly-owned subsidiary OnTera, Inc., formerly known as DualStar Communications Inc. ("OT") to finance the development of its telecommunications business.

         2. Event of Default/Remedies.

            a.   Any of the following events shall constitute an Event of
     Default:

              (i) (A) any failure to pay when due (whether at stated maturity, by reason of acceleration of the maturity hereof, in connection with a mandatory redemption pursuant to Section 6(b), or otherwise) any principal hereof or any interest hereon or fail to make the Change of Control Offer specified in Section 6(b); (B) any material breach by the Company of any of its other obligations or covenants under this Note, the Guaranties, the Security Agreements or the Pledge and Security Agreements (as such terms are hereinafter defined), provided that such breach is not cured by the Company within ten (10) days from the date of receipt of any notice from Holder of such breach; or (C) any material breach by OT, Centrifugal/Mechanical Associates, Inc. ("CMA"), Centrifugal Associates, Inc. ("CA"), Mechanical Associates, Inc. ("MA"), ParaComm, Inc. ("PC"), BMS Electric, Inc. ("BMS") or Integrated Controls Enterprises, Inc. ("IC") of its obligations or covenants under their respective guaranties (the "Guaranties") of this Note, the Security Agreements (as herein defined), or the Pledge and Security Agreements (as herein defined); or

              (ii) the Company or any subsidiary (other than an Unrestricted Subsidiary) thereof (A) becomes insolvent or admits in writing its inability to pay its debts as they mature, (B) makes any assignment for the benefit of creditors, or (C) applies for or consents to the appointment of a receiver or trustee for the Company or such subsidiary or for a substantial part of the Company's or such subsidiary's property or business, or a receiver or trustee otherwise is appointed and is not discharged within 45 days after such appointment (for purposes of this subsection, the Company or such subsidiary shall be deemed "insolvent" if, as of the Company's or such subsidiary's most recent balance sheet, the sum of its debts exceed the sum of its assets, at a fair valuation, or it is unable to pay its debts as they come due); or

              (iii) any bankruptcy, insolvency, reorganization or liquidation proceeding or other proceeding for relief under any bankruptcy law or any law for the relief of debtors is instituted by or against the Company or any


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

         subsidiary (other than an Unrestricted Subsidiary), and if against the Company or any subsidiary (other than an Unrestricted Subsidiary) such proceeding is not vacated within 45 days; or

              (iv) any money judgment, lien, writ or warrant of attachment, or similar process is entered of filed against the Company or any subsidiary (other than an Unrestricted Subsidiary) or any of the assets of the Company or any subsidiary (other than an Unrestricted Subsidiary) and remains unvacated, unbonded, unstayed, undismissed or undischarged for a period of 45 days or in any event later than 10 days before the date of any proposed sale thereunder, provided that such a lien (singly or, if more than one, cumulatively) of less than $250,000 arising in the ordinary course of the Company's or any subsidiary's business, even if it remains unbonded, unstayed or undismissed for 45 days, shall not be deemed an Event of Default if the Company has been advised by counsel in writing and thus believes in good faith that it has a valid defense to the claim giving rise to such lien and promptly so advises Holder in writing and timely contests such claim; or

              (v) the Company or any subsidiary (A) defaults on or breaches in any material respect any material contract with or obligation when due to a third party or (B) defaults in the performance of any material obligation to a third party or Holder incurred for money borrowed of $500,000 or more; or

              (vi) the common stock is delisted from the NASDAQ National Market System ("NASDAQ"), unless such delisting occurs in connection with the common stock being traded on either the American Stock Exchange or the New York Stock Exchange; or

              (vii) the Company shall fail to comply with the provisions of
         Section 1A hereof;

              (viii) the Company shall fail to perform in a timely manner, in any material respect, its obligations (or disclaim any obligations) pursuant to that certain Securities Purchase Agreement dated November 8, 2000 (as the same may be amended from time to time, the "Securities Purchase Agreement") by and among the Company, the Holder and DSTR Warrant Co., LLC ("DSTRW") or the Class E Warrant Agreement dated November 8, 2000 (as the same may be amended from time to time, the "Warrant Agreement") by and between the Company and DSTRW; or

              (ix) an event, development or circumstance resulting in a Company Material Adverse Effect (as defined in the Securities Purchase Agreement) shall have occurred.

            b. Remedies. Upon the occurrence and during the continuance of an Event of Default described in subsections 2(a)(i)(A), 2(a)(ii), 2(a)(iii), 2(a)(x), or 2(a)(xi) above, all indebtedness under this Note shall automatically be immediately due and


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

     payable. Upon the occurrence and during the continuance of any other Event of Default, Holder at its option and, unless otherwise specified below, upon no less than five (5) business days' written notice to the Company (or such other notice as is required by law), may do any one or more of the following:

              (i) declare all indebtedness under this Note immediately due and payable and credit any sums received thereafter to such indebtedness in whatever priority it shall elect; provided, however, that application of sums so received shall not serve to waive or cure any default existing under this Note nor to invalidate any notice of default or any act done pursuant to such notice and shall not prejudice any rights of Holder; and

              (ii) exercise any or all rights provided or permitted by law or granted pursuant to this Note, the Securities Purchase Agreement, the Guaranties or that certain Pledge Agreement, dated November 30, 1999, by and between the Company and Holder relating to all of the common stock of CA, MA ,PC, IC and High-Rise, the Pledge and Security Agreements, dated as of November 30, 1999, by and between CA and MA and the Holder relating to all of the common stock of CMA, and the Pledge and Security Agreement, dated as of November 8, 2000 by and between IC and the Holder relating to all of the common stock of BMS (collectively, the "Pledge and Security Agreements") and those certain Security Agreements, dated as of November 30, 1999, by and between CMA and the Holder and dated November 8, 2000 by and between OT, PC, BMS, IC and the Holder (collectively, the "Security Agreements"), in such order and in such manner as Holder may, in its sole judgment, determine.

         3. Default Rate. Any amounts not paid when due shall thereafter bear interest at a rate per annum equal to the 18.0%. If such default rate would but for this sentence, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Holder in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to the Company.

         4. Waiver. The Company hereby waives any right of offset it may now or hereafter have against Holder, and the Company hereby also waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note and expressly agrees that, without in any way affecting the liability of the Company hereunder, Holder may in its sole discretion extend any maturity date or the time for payment of any installment due hereunder, accept security, release any party liable hereunder and release any security hereafter securing this Note.

         5. Notices. Any notice required by the provisions of this Note shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with a nationally recognized overnight courier, with written verification of receipt. All



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

notices shall be addressed to Holder at 450 Park Avenue, 28th Floor, New York, New York 10022, Attention: Mark A. Neporent or at such subsequent address as Holder shall provide to the Company in writing. Any notice to the Company shall be addressed to the Company at One Park Avenue, New York, New York 10016 or at such subsequent address as the Company shall provide to the Holder in writing.

         6. Covenants.

            a. Certain Restrictions. So long as the principal balance of the Note remains outstanding, without the consent of the Holder, the Company agrees as follows (together with the covenants and agreements of the Company contained in Article V of the Securities Purchase Agreement, the "Covenants"):

              (i) The Company will not alter, amend or modify in any respect the rights, preferences or privileges of the Note.

              (ii) The Company and its subsidiaries shall not engage in any Disposition unless the terms thereof are approved by the Holder, and the Net Cash Proceeds thereof are applied to the prepayment of the Note or otherwise applied in accordance with Section 1 of this Note.

              (iii) The Company and its subsidiaries (other than any Unrestricted Subsidiary) shall not make, or commit to make, any Investment(s) in any Unrestricted Subsidiary in excess of $20,000 in the aggregate. "Investments" for purposes hereof shall mean all investments in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, equity interests (including, without limitation, capital stock, warrants, options or other rights to acquire capital stock) or other securities, together with all other items that are or would be classified as investments on a balance sheet prepared in accordance with generally accepted accounting principles.

            b. Mandatory Redemption. In connection with any Change of Control (as defined below), the Company shall, in accordance with the procedures set forth in this Section 6(b), offer to repurchase all or any portion of the Note designated by the Holder pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the outstanding principal amount to be so repurchased plus accrued and unpaid interest thereon through the Change of Control Payment Date (as defined below) (the "Change of Control Payment"). Not later than 30 days prior to any such Change of Control, the Company shall mail a notice (a "Change of Control Notice") to the Holder stating: (i) that a Change of Control is to occur and describing the terms thereof in reasonable detail, including the identity of the acquiring person(s) and its capitalization;
     (ii) that the Change of Control Offer is being made pursuant to this
     Section 6(b) and that the Note (or any portion thereof designated by the Holder) shall be accepted for payment and redemption; (iii) the Redemption Price and the redemption date, which should be no later than the date the Change of Control shall occur


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

     (the "Change of Control Payment Date"); (iv) that, if not tendered, the Note (or untendered portion thereof) shall continue to accrue interest; (v) that, unless the Company defaults in the payment of the Change of Control Payment, the portion of the Note accepted for payment and redemption pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (vi) that the Holder shall be required to surrender this Note pursuant to the Change of Control Offer to the Company by the close of business no later than the business day preceding the Change of Control Payment Date; (vii) that the Holder is entitled to withdraw its election to redeem the Note or any portion thereof if the Company receives, not later than the close of business on the business day immediately preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter, including a statement that such Holder is withdrawing its election to have the Note or any portion thereof redeemed; and (viii) that in the event of the Note being redeemed only in part, such Holder shall be issued a replacement Note in the aggregate amount of the unredeemed principal, and the accrued and unpaid interest thereon shall not be affected by consummation of the Change of Control Offer. The Company shall comply with the applicable securities laws and regulations thereunder to the extent such laws and regulations are applicable to the repurchase or exchange of shares in connection with Change of Control.

            On a Change of Control Payment Date, the Company shall accept for payment the Note, to the extent properly tendered pursuant to the Change of Control Offer, and promptly pay to the tendering Holder (by wire transfer, in accordance with the Holder's instructions, if so requested, and otherwise by certified or official bank check) the Change of Control Payment. The Corporation shall promptly deliver to the tendering Holder a replacement Note in the aggregate amount of the unredeemed principal, and the accrued and unpaid interest thereon shall not be affected by consummation of the Change of Control Offer.

            c. "Change of Control" means the occurrence of any of the following:

              (i) the acquisition, directly or indirectly, by any person or entity (a "Person") or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Holder and its affiliates (the "Permitted Holder Group"), of beneficial ownership of more than 20% of the aggregate outstanding voting power of any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of stock or other equity interests issued by the Company (the "Capital Stock");

              (ii) (A) during any period of two years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors, or whose nomination for election by the shareholders of the Company, was approved by a vote of at least 75% of the directors of the Company then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute at least two-thirds of the members of the Board of Directors of the


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

         Company then in office; or (B) the nominees to the Board of Directors of the Company who are designated by the Holder in accordance with the Securities Purchase Agreement shall not be elected to the Board of Directors at any stockholders' meeting called and convened for such purpose;

              (iii) (A) the Company consolidates with or merges into another entity or (B) any entity consolidates with or merges into the Company, and such transaction is one in which the outstanding voting Capital Stock of the Company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction in which (x) the stockholders of the Company immediately prior to such transaction retain beneficial ownership of at least 51% of the aggregate outstanding voting power of the capital stock of the resulting or surviving entity, and (y) no Person or group (other than the Permitted Holder Group) obtains beneficial ownership of more than 20% of the aggregate outstanding voting power of the capital stock of the resulting or surviving entity;

              (iv) the Company or any of its subsidiaries, in any one transaction or series of related transactions, conveys, transfers or leases all or substantially all of its consolidated property and assets to any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than a sale of certain subsidiaries of the Company to M/E Contracting Corp. pursuant to that certain Stock Purchase Agreement, dated as of March 28, 2000, between the Company and M/E Contracting Corp.; or

              (v) the adoption of a plan relating to the liquidation or dissolution of the Company.

         7. Legal Fees. The Company agrees to pay all Holder's reasonable costs and expenses actually incurred by Holder in connection with the good faith enforcement of any obligation of the Company under this Note, including without limitation reasonable attorneys' fees.

         8. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

         9. Second Amendment and Restatement. This Note amends and restates in its entirety (and is given in substitution for but not in satisfaction of) the Amended and Restated Promissory Note dated as of March 1, 2000 executed by the Company in favor of the Holder in the original principal amount of $7,000,000, as amended to date.


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         10. Severability. Should any provision or portion of this Note be held unenforceable or invalid for any reason, the remaining provisions and portions of this Note shall be unaffected by such holding.




DUALSTAR TECHNOLOGIES CORPORATION

By:
    ---------------------------

Its:
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